Exhibit 99.1

Hyperfine, Inc. Announces Promotion of Tom Teisseyre, Ph.D. to Chief Operating Officer

GUILFORD, Connecticut – July 18, 2023 – Hyperfine, Inc. (Nasdaq: HYPR), the groundbreaking medical device company that created the Swoop® system, the world’s first FDA-cleared portable magnetic resonance brain imaging system, today announced the promotion of Tom Teisseyre, Ph.D. to chief operating officer. Dr. Teisseyre will oversee product design and development, clinical science, operations, cybersecurity, and technical service.

Dr. Teisseyre has served as chief product officer since June 2021 and has extensive prior experience in medical devices and imaging. He was the head of surgical and implantable devices of Verily Life Science, formerly Google Life Sciences. Tom also previously held program and product positions at Google, Abbott Medical Optics, Proximie, and OptiMedica. He holds patents and has publications on medical imaging, medical image processing, intraoperative imaging, surgical technology, and surgical workflow optimization. Tom received his Ph.D. in bioengineering from UC Berkeley and UC San Francisco and a B.S. in biomedical engineering from Georgia Institute of Technology.

Hyperfine, Inc. also announced that, for personal reasons, Khan Siddiqui, M.D., will transition from full-time to part-time as chief medical officer and chief strategy officer. In this capacity, Dr. Siddiqui will remain a strategic contributor and an active ambassador for the company within the scientific and medical communities and the projects with the Bill & Melinda Gates Foundation.

“I am excited to welcome Tom into his expanded role as chief operating officer. In his two years with the company, Tom has overseen substantial improvements in image quality through multiple and frequent AI-powered software releases and a robust product roadmap of future AI-powered software and hardware products. His contributions span strategy to operational execution and have set a high bar of excellence. We look forward to the many achievements his future leadership will bring,” expressed Maria Sainz, president and CEO of Hyperfine, Inc.

Tom will be based out of the Hyperfine, Inc. Palo Alto, California office.

For more information about the Swoop® Portable MR Imaging® system, please visit hyperfine.io.

About Hyperfine, Inc. and the Swoop® Portable MR Imaging® System

Hyperfine, Inc. (Nasdaq: HYPR) is the groundbreaking medical technology company that created the Swoop® system, the world’s first FDA-cleared portable magnetic resonance imaging (MRI) system capable of providing brain imaging at the point of care. The Swoop® system received initial U.S. Food and Drug Administration (FDA) clearance in 2020 as a bedside magnetic resonance imaging device for producing images that display the internal structure of the head where a full diagnostic examination is not clinically practical. When interpreted by a trained physician, these images provide information that can be useful in determining a diagnosis. The Swoop® system has been approved for brain imaging in several countries, including Canada and Australia, has UKCA certification in the United Kingdom, CE certification in the European Union, and is also available in New Zealand.

The mission of Hyperfine, Inc. is to revolutionize patient care globally through transformational, accessible, clinically relevant diagnostic imaging and data solutions. Founded by Dr. Jonathan Rothberg in a technology-based incubator called 4Catalyzer, Hyperfine, Inc. scientists, engineers, and physicists developed the Swoop® system out of a passion for redefining brain imaging methodology and how clinicians can apply accessible diagnostic imaging to patient care. Traditionally, access to costly, stationary, conventional MRI technology can be inconvenient or not available when needed most. With the portable, ultra-low-field Swoop® system, Hyperfine, Inc. is redefining the neuroimaging workflow by bringing brain imaging to the patient’s bedside. For more information, visit hyperfine.io.

Hyperfine, Swoop, and Portable MR Imaging are registered trademarks of Hyperfine, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results of Hyperfine, Inc. (the “Company”) may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s goals and commercial plans, the benefits of the Company’s products and services, and the Company’s future performance and its ability to implement its strategy. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the success, cost and timing of the Company’s product development and commercialization activities, including the degree that the Swoop® system is accepted and used by healthcare professionals; the impact of COVID-19 on the Company’s business; the inability to maintain the listing of the Company’s Class A common stock on the Nasdaq; the Company’s inability to grow and manage growth profitably and retain its key employees; changes in applicable laws or regulations; the inability of the Company to raise financing in the future; the inability of the Company to obtain and maintain regulatory clearance or approval for its products, and any related restrictions and limitations of any cleared or approved product; the inability of the Company to identify, in-license or acquire additional technology; the inability of the Company to maintain its existing or future license, manufacturing, supply and distribution agreements and to obtain adequate supply of its products; the inability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently marketing or developing; the size and growth potential of the markets for the Company’s products and services, and its ability to serve those markets, either alone or in partnership with others; the pricing of the Company’s products and services and reimbursement for medical procedures conducted using the Company’s products and services; the Company’s estimates regarding expenses, revenue, capital requirements and needs for additional financing; the Company’s financial performance; and other risks and uncertainties indicated from time to time in Company’s filings with the Securities and Exchange Commission, including those under “Risk Factors” therein. The Company cautions readers that the foregoing list of factors is not exclusive and that readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

# # #

Media Contact
Jessica Stebing
Health+Commerce
jstebing@healthandcommerce.com

Investor Contact
Marissa Bych
Gilmartin Group LLC
marissa@gilmartinir.com